                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                PNC BANK CORP.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                PNC BANK CORP.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

PNC BANK CORP.                 THOMAS H. O'BRIEN
Fifth Avenue and Wood Street   Chairman and Chief Executive Officer
Pittsburgh, PA 15265
                                                         [LOGO] Logo of PNCBANK
March 20, 1995

Dear Shareholder:

You will find enclosed the notice of meeting, proxy statement and proxy for the annual meeting of shareholders of PNC Bank Corp., which will be held on Tuesday, April 25, 1995, on the 15th floor of One PNC Plaza, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m.

Please review the enclosed material and complete, sign, date and return the proxy card regardless of whether you plan to attend the annual meeting, so that the matters coming before the meeting can be acted upon.

We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.

Cordially,

/s/ Thomas H. O'Brien

Thomas H. O'Brien

TO: Participants in the PNC Bank Corp. Incentive Savings Plan and the PNC
    Bank Corp. Employee Stock Ownership Plan ("ESOP")

    Under the provisions of the PNC Bank Corp. Incentive Savings Plan, any full and partial shares of PNC Bank Corp. stock credited to a participant's account are to be voted by the respective Trustees of the ESOP and non-ESOP portions of the Incentive Savings Plan in accordance with the participant's written direction. Any shares for which the Trustees do not receive instructions (including unallocated shares) shall be voted by the Trustees in the same proportion as the Trustees vote the same class of shares for which instructions were received.

    The attached material relates to matters to be voted on at the 1995 annual meeting of shareholders. The number of shares for which you can give voting instructions appears on the enclosed Instruction Card. Please complete, date, and sign the Instruction Card and return it in the envelope provided. Thank you.

PNC Bank, Ohio, National Association,     PNC Bank, National Association,
Trustee  of the ESOP portion of the       Trustee of the non-ESOP portion of
PNC Bank Corp.                            the PNC Bank Corp.
Incentive Savings Plan                    Incentive Savings Plan

                                                             [LOGO OF PNC BANK]

                                PNC BANK CORP.
                                 ONE PNC PLAZA
                        PITTSBURGH, PENNSYLVANIA 15265

                                                       March 20, 1995
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 1995

TO THE SHAREHOLDERS:

The annual meeting of the shareholders of PNC Bank Corp. will be held on the 15th floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania, on Tuesday, April 25, 1995, beginning at 11:00 a.m., for the purpose of considering and acting upon the following matters:

  (1) The election of seventeen directors to serve until the next annual meeting and until their successors are elected and qualified; and

  (2) Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 6, 1995 are entitled to receive notice of, and to vote at, the meeting.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may then withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/William F. Strome

Corporate Secretary

                                                          [LOGO] Logo of PNCBANK

                                PNC BANK CORP.
                                 ONE PNC PLAZA
                        PITTSBURGH, PENNSYLVANIA 15265

                                                          March 20, 1995

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                APRIL 25, 1995

  The enclosed proxy is being solicited by the Board of Directors of PNC Bank Corp. ("Board of Directors" or "Board") for use at the annual meeting of shareholders to be held April 25, 1995, or at any adjournment thereof ("meeting" or "annual meeting"). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of PNC Bank Corp. ("Corporation") and its subsidiaries. The Corporation has retained
D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation. The proxy statement and form of proxy were first mailed to shareholders on or about March 20, 1995.

  The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you may revoke your proxy and cast your vote personally. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named on pages 2 and 3.

  The Board of Directors has fixed the close of business on March 6, 1995 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting. On that date, there were issued and outstanding 230,464,954 shares of the Corporation's $5.00 par value common stock ("Common Stock") and the following shares of the Corporation's preferred stock entitled to vote at the meeting: 18,750 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("Preferred Stock-A"); 7,095 shares of $1.80 Cumulative Convertible Preferred Stock-Series B ("Preferred Stock-B"); 390,591 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("Preferred Stock-C") and 499,840 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("Preferred Stock-D").

  Holders of each share of convertible preferred stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and the holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. The holders of Common Stock are entitled to one vote per share. Holders of record of the Common Stock and preferred stock will vote together as a single class at the meeting, as described in the section captioned "Voting Procedures" on page 18. The presence in person or by proxy of the holders of a majority in voting power of the Common Stock and the preferred stock will constitute a quorum for the transaction of business at the meeting.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL OWNER OF ITS SHARES, UPON SUCH SHAREHOLDER'S WRITTEN REQUEST, A COPY (WITHOUT EXHIBITS, UNLESS OTHERWISE REQUESTED) OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FOR THE YEAR ENDED DECEMBER 31, 1994. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO SAMUEL R. PATTERSON, SENIOR VICE PRESIDENT, FINANCIAL REPORTING, PNC BANK CORP., ONE PNC PLAZA, PITTSBURGH, PENNSYLVANIA 15265. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                             ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

  The By-Laws of the Corporation provide that the number of directors shall be not fewer than five nor more than thirty-six as from time to time shall be determined by the Board of Directors. Pursuant to the recommendation of the Committee on Corporate Governance (formerly the Nominating Committee), the Board has acted to fix at seventeen the number of directors to be elected at the annual meeting of shareholders. The persons named below are nominees for election as directors to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

  The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees named below. All of the nominees named below are now directors of the Corporation. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the persons acting under said proxy in accordance with the recommendations of the Board of Directors. The table below sets forth the names of the nominees for election as directors of the Corporation; their principal occupations; the year they first became directors of the Corporation or any predecessor corporation; and their directorships of certain other companies. All nominees have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.

                                                                               Directorships in Companies,
                                                                               Other than the Corporation,
                                                                   Director      Filing Reports with the
Name                     Age         Principal Occupation           Since   Securities and Exchange Commission
- ----                     ---         --------------------          -------- ----------------------------------
Robert N. Clay            48 President of Clay Holding Company       1987   None
                             (thoroughbred breeding)
William G. Copeland       69 Chairman of the Board of Provident-     1989   Bell Atlantic Corporation
                             mutual Holding Company (life
                             insurance and financial services)
George A. Davidson, Jr.   56 Chairman and Chief Executive            1988   Consolidated Natural Gas Company;
                             Officer of Consolidated Natural                B.F. Goodrich
                             Gas Company (public utility
                             holding company)
Dianna L. Green           49 Senior Vice President, Administration   1995   None
                             of Duquesne Light Company
                             (public utility)
C. G. Grefenstette        67 Chairman and Chief Executive Officer    1989   Owens & Minor, Inc.
                             of The Hillman Company (diversi-
                             fied operations and investments)
W. Craig McClelland       60 Chairman and Chief Executive Officer    1985   Union Camp Corporation;
                             of Union Camp Corporation (pulp                Allegheny Ludlum Corporation;
                             and paper manufacturing)                       Quaker State Corporation
Thomas Marshall           66 Chairman of Aristech Chemical           1989   Allegheny Ludlum Corporation
                             Corporation (chemicals)

                                                                                           Directorships in Companies,
                                                                                           Other than the Corporation,
                                                                               Director      Filing Reports with the
Name                  Age                 Principal Occupation                  Since   Securities and Exchange Commission
- ----                  ---                 --------------------                 -------- ----------------------------------
Donald I. Moritz       67 Chairman of the Executive Committee of                 1985   Equitable Resources, Inc.
                          Equitable Resources, Inc.
                          (energy company--gas utility)
Thomas H. O'Brien      58 Chairman and Chief Executive Officer                   1983   Bell Atlantic Corporation;
                          of the Corporation                                            Hilb, Rogal and Hamilton Company
Jackson H. Randolph    64 Chairman and Chief Executive                           1988   CINergy Corp.;
                          Officer of CINergy Corp.                                      Cincinnati Financial Corporation
                          (public utility holding company)
James E. Rohr          46 President of the Corporation                           1989   Allegheny Ludlum Corporation;
                                                                                        Student Loan Marketing Association
Roderic H. Ross        64 Chairman, President and Chief Executive                1979   Hunt Manufacturing Company
                          Officer of Keystone State Life Insur-
                          ance Company (insurance company)
Vincent A. Sarni       66 Chairman of the Executive Committee,                   1989   PPG Industries, Inc.;
                          Pittsburgh Baseball Associates                                Hershey Foods Corporation;
                          (professional baseball organization)                          The LTV Corporation;
                                                                                        Amtrol, Inc.
Richard P. Simmons     63 Chairman of Allegheny Ludlum Corporation               1976   Allegheny Ludlum Corporation;
                          (specialty metals)                                            Consolidated Natural Gas Company
Thomas J. Usher        52 President and Chief Operating Officer of USX           1992   USX Corporation
                          Corporation (energy, steel and diversified business)
Milton A. Washington   59 President and Chief Executive Officer of               1994   None
                          Allegheny Housing Rehabilitation Corporation
                          (housing rehabilitation and construction)
Helge H. Wehmeier      52 President and Chief Executive Officer of               1992   None
                          Miles Inc. (specialty chemicals, pharmaceuticals,
                          and imaging and graphic systems)

BOARD AND COMMITTEES

  The Board of Directors has five standing committees: an Audit Committee, a Loan and Investment Committee, a Committee on Corporate Governance (formerly the Nominating Committee), a Personnel and Compensation Committee and an Executive Committee.

  The Audit Committee is responsible for assisting the Board of Directors in fulfilling its statutory and fiduciary responsibilities for the audit function of the Corporation and its subsidiaries and in monitoring its accounting and financial reporting practices; determining that the Corporation has adequate administrative, operational and internal accounting controls and that the Corporation is operating in accordance with its prescribed procedures and codes of conduct; determining that the Corporation has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function. In making its determinations, the Committee is entitled, under its charter, to rely on assurances provided by the Corporation's internal auditors, independent auditors, General Counsel, and Chief Compliance Counsel. Its functions include recommending to the Board of Directors the appointment of the independent auditors and reviewing with the internal auditors and the independent auditors their annual audit plans and monitoring their progress during the year. The Committee is presently comprised of Messrs. Grefenstette (Chairman), Clay, Copeland, Davidson, Moritz, Usher and Wehmeier.

  The Loan and Investment Committee is responsible for reviewing and approving (when appropriate) loan and asset and liability management policies and reports of compliance therewith; reviewing credit policy and asset and liability management officer committee activities; reviewing reports regarding lending, credit and investment activities; reviewing reports regarding various subsidiaries engaged in funding or securities activities; reviewing reports of supervisory activity directed to the Board of Directors by bank regulatory authorities pertaining to lending, funding and investment related activities; and approving the issuance of debt securities by the Corporation or any of its subsidiaries. The Committee is presently comprised of Messrs. McClelland (Chairman), Marshall, Randolph, Rohr, Sarni, and Simmons.

  The Committee on Corporate Governance (formerly the Nominating Committee) is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Corporation and monitoring and recommending enhancements to the Corporation's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee considers director nominees recommended by shareholders. Such recommendations must be submitted in writing to the Corporate Secretary, PNC Bank Corp., One PNC Plaza, Pittsburgh, Pennsylvania 15265, and include the name, age, citizenship, residence, qualifications and directorships and other positions held by the proposed nominee in business organizations. The Committee is presently comprised of Messrs. Davidson (Chairman), Copeland, McClelland, Randolph, Sarni, Simmons and Wehmeier.

  The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the persons to be elected as Chairman, President, and Vice Chairmen of the Corporation and establishing the compensation of the executive officers of the Corporation. The Committee also makes recommendations to the Board of Directors regarding the adoption of employee benefit, bonus, incentive compensation or similar plans and is responsible for the administration of most of these plans. The Committee is presently comprised of Messrs. Marshall (Chairman), Clay, Copeland, Moritz, Ross and Usher.

  The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers between meetings of the Board of Directors. The Committee is presently comprised of Messrs. Simmons (Chairman), Clay, Grefenstette, Marshall, McClelland, Moritz, O'Brien, Randolph and Ross.

  The Board of Directors met eight times in 1994. The Executive Committee met four times. The Audit Committee and the Loan and Investment Committee each met four times, and the Personnel and Compensation Committee met eight times. The Committee on Corporate Governance (then known as the Nominating Committee) met twice in 1994.

  In 1994, each nominee for re-election then serving attended at least 75% of the combined total of meetings of the Board of Directors held during his period of service and meetings of each committee of the Board on which such director served, except for Messrs. McClelland (72%) and Wehmeier (71%).

COMPENSATION OF DIRECTORS

  Executive officers of the Corporation who are directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no compensation for serving in such positions. All non-officer directors of the Corporation are compensated for their services by a per diem fee of $1,200 for any day's participation in a Board or committee meeting, or any combination thereof, an annual retainer fee of $32,000 for Board membership and, in accordance with the terms of the Corporation's 1992 Director Share Incentive Plan, a number of shares of Common Stock having a fair market value on the date of the award equal to $5,000. In addition, the chairman of each standing committee receives a $3,000 annual retainer fee, with the exception of the chairman of the Committee on Corporate Governance, who receives a $1,000 annual retainer fee.

  Pursuant to the Directors Retirement Plan ("Plan"), each current or future non-officer director of the Corporation who served as a director of the Corporation or a predecessor or acquired corporation or other business entity for at least five years will be paid an annual cash retirement benefit. The amount of the annual benefit will be equal to the annual retainer fee in effect for non-officer directors of the Corporation on the date of the director's retirement. The annual benefit will be paid for the lesser of ten years or the life of the retired director, with payment to commence on the later of age 65 or retirement from the Board of Directors. During 1994, no director retired after the effective date of the Plan, July 7, 1994.

                      SECURITY OWNERSHIP OF DIRECTORS AND
               EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning beneficial ownership of the Corporation's Common Stock, as of January 13, 1995 (except as otherwise noted), by each director and nominee for election as a director, each of the five executive officers named in the Summary Compensation Table on page 12 and all directors and executive officers of the Corporation, as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 13, 1995 through the exercise of any option, warrant or right.

  Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table:

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                             Amount and Nature
Name                                                      of Beneficial Ownership         Percent of Class*
- ----                                                      -----------------------         -----------------
Richard C. Caldwell                                                127,286(/1/)(/2/)              --
Robert N. Clay                                                       2,499                        --
William G. Copeland                                                  5,422                        --
George A. Davidson, Jr.                                              7,952                        --
Dianna L. Green                                                        500(/3/)                   --
C. G. Grefenstette                                                 465,592(/4/)                 0.20
Walter E. Gregg, Jr.                                               108,910(/1/)(/2/)              --
W. Craig McClelland                                                  2,834(/5/)                   --
Thomas Marshall                                                     30,103                        --
Donald I. Moritz                                                     4,103(/5/)                   --
Thomas H. O'Brien                                                  781,712(/1/)(/2/)(/5/)       0.34
Jackson H. Randolph                                                 10,578                        --
Bruce E. Robbins                                                   172,513(/1/)(/2/)              --
James E. Rohr                                                      381,143(/1/)(/2/)(/5/)       0.16
Roderic H. Ross                                                      4,472                        --
Vincent A. Sarni                                                    11,141                        --
Richard P. Simmons                                                  58,905(/5/)(/6/)              --
Thomas J. Usher                                                      2,816                        --
Milton A. Washington                                                10,730                        --
Helge H. Wehmeier                                                    1,041                        --
Directors and executive officers as a group (30 persons)         3,171,819(/2/)                 1.36

- --------
  * Percentage numbers are shown only for holdings which equal or exceed 0.1% of the class. As of January 13, 1995, there were 233,197,346 shares of the Corporation's Common Stock issued and outstanding. Where necessary, percentages were calculated by adding shares subject to exercisable stock options to the foregoing number.

(1) Includes shares held in the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan.

(2) Includes shares subject to exercisable stock options held by the executive officer(s). The shares subject to such options are as follows, for Messrs. O'Brien (616,000), Rohr (322,000), Gregg (104,000), Caldwell (123,900), and
    Robbins (169,500). The aggregate number of shares subject to such options for the remaining ten executive officers is 776,900.

(3) Ms. Green purchased her shares on February 23, 1995.

(4) The amount listed for Mr. Grefenstette includes 142,000 shares held in a trust of which Mr. Grefenstette is one of three co-Trustees; in that fiduciary capacity he shares voting and dispositive power over the trust's assets with the other co-Trustees. The amount listed for Mr. Grefenstette also includes 316,000 shares owned by Wilmington Securities, Inc., an indirect wholly-owned subsidiary of The Hillman Company, which is controlled by the trust. The amount listed for Mr. Grefenstette, however, does not include 448,000 shares owned by The Hillman Foundation, Inc.; Mr. Grefenstette, who is a Vice President and Director of the Foundation, disclaims beneficial ownership of that holding.

(5) Includes shares held jointly and/or indirectly.

(6) The amount listed for Mr. Simmons includes 3,000 shares held by him in a fiduciary capacity as the Trustee of the R. P. Simmons Family Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 10, 1995, the following persons are known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock. In preparing the table shown below, the Corporation has relied, without further investigation, on the information contained on the copies of the respective Schedules 13G delivered to it, each of which was filed jointly by the respective reporting persons with the SEC under the Securities Exchange Act of 1934 ("Act").

  The numbers shown on the table should be interpreted in light of the related footnotes and the following two points. First, share numbers are as of December 31, 1994. Second, each Schedule 13G contains a certification that, to the best of the reporting person's knowledge and belief, the securities reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Corporation and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

           Name and Address                  Amount and Nature      Percent of
          of Beneficial Owner             of Beneficial Ownership     Class
          -------------------             -----------------------   ----------
The Capital Group Companies, Inc.(/1/)        21,489,400(/2/)         9.15%
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071
Warren E. Buffett(/3/)                        19,453,300(/4/)          8.3%
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, NE 68131

- --------
(1) The shares reported by The Capital Group Companies, Inc. relate to those attributable to the following three wholly-owned operating subsidiaries, including the shares reported by the Capital Research and Management Company ("Capital Research") on a Schedule 13G filed with the SEC: (i) Capital Research, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; (ii) Capital Guardian Trust Company, a Bank as defined in Section 3(a)(6) of the Act; and (iii) Capital International, S.A., an investment manager based in Switzerland. Each of these subsidiaries acts separately from the others and from The Capital Group Companies, Inc. in exercising investment discretion over its managed accounts.

(2) The Capital Group Companies, Inc. reports sole voting power as to 2,674,400 shares and sole dispositive power as to 21,489,400 shares. These shares do not include any shares as to which Capital Research reports sole voting power, but do include 18,030,000 shares as to which Capital Research reports sole dispositive power. Neither The Capital Group Companies, Inc. nor any of its affiliates own any shares of the Corporation's Common Stock directly. The shares reported are owned by various institutional accounts under the discretionary investment management of the subsidiaries identified in footnote (1); no one such managed account owns five percent or more of the Corporation's Common Stock. Beneficial ownership as to all shares reported is disclaimed by the reporting persons pursuant to Rule 13d-4 under the Act.

(3) Warren E. Buffett, Berkshire Hathaway Inc. ("BH"), National Indemnity Company, Columbia Insurance Company, Central States of Omaha Companies, Inc., Central States Indemnity Co. of Omaha, and The Fechheimer Brothers Company have jointly filed a Schedule 13G with the SEC relating to the shares indicated in the table. According to the Schedule 13G and information provided to the Corporation, all of the shares are held in varying amounts by certain of the named companies other than BH, all of which are direct or indirect subsidiaries of BH. Mr. Buffett may be deemed to control BH.

(4) With respect to this aggregate number of shares reported: Mr. Buffett and BH each report shared voting and dispositive power as to 19,453,300 shares; National Indemnity Company reports shared voting and dispositive power as to 13,792,300 shares; Columbia Insurance Company reports shared voting and dispositive power as to 4,961,000 shares; Central States of Omaha Companies, Inc. and Central States Indemnity Co. of Omaha each reports shared voting and dispositive power as to 400,000 shares; and The Fechheimer Brothers Company reports shared voting and dispositive power as to 300,000 shares.

  As of December 31, 1994, the trust divisions of the Corporation's subsidiary banks were deemed to be the beneficial owners of an aggregate of 16,852,879 shares of Common Stock, representing 7.18% of outstanding Common Stock; no one subsidiary bank's trust division was the beneficial owner of five percent or more of outstanding Common Stock. All of such shares are held in a fiduciary or representative capacity in numerous separate accounts for the benefit of other persons. The bank subsidiaries had the power to vote or direct the voting of a portion of said shares as follows: 15,836,677 sole; 820,199 shared. The bank subsidiaries had the power to dispose or direct the disposition of a portion of said shares as follows: 11,472,384 sole; 1,995,637 shared.

                       COMPENSATION OF EXECUTIVE OFFICERS

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  INTRODUCTION

  The Corporation's compensation program for executive officers was established and is administered by the Personnel and Compensation Committee of the Board of Directors ("Committee"), which is comprised of only independent, outside directors.

  The compensation program is designed to attract, motivate and retain executive personnel capable of making significant contributions to the long-term success of the Corporation, while also aligning the interests of executive officers with those of the shareholders. This linkage between the interests of the executive officers and shareholders increases at successively higher levels of management, as a greater proportion of an executive officer's total compensation is placed at risk by tying it to the Corporation's financial and Common Stock price performance. The Common Stock performance graphs on page 17 provide information about the Corporation's long-term and more recent performance, expressed in terms of cumulative shareholder returns, as a complement to this report.

  The Corporation engages an independent, nationally recognized compensation consulting firm ("Compensation Consultant") to provide management and the Committee with comparative compensation data for the domestic banking industry as a whole, as well as for a peer group of bank holding companies consisting of certain money center bank holding companies with a significant retail banking business, virtually all super-regional bank holding companies and certain regional bank holding companies which compete in markets served by the Corporation ("Peer Group"). The banking institutions included in each comparison do not necessarily include the same group of banking institutions included in the peer group index used for the Common Stock performance graphs on page 17. The Compensation Consultant also provides analytical and interpretive assistance regarding comparative compensation practices generally and the Corporation's compensation program specifically.

  Finally, in connection with its annual review of the executive compensation program, the Committee has confirmed with the Compensation Consultant that the executive compensation program remains competitive and effectively serves the purposes for which it was established.

  BASE SALARY

  The value of an executive officer's position for base salary purposes is based on an annual formal assessment by internal human resources personnel of the position's complexity and level of responsibility; its importance to the Corporation in relation to other executive positions; and the competitiveness of an executive's total compensation. Once the executive officer's position is assessed, it is assigned a corporate job grade which has a salary range approximating the salary practices of other banking institutions. For purposes of this assignment of salary ranges for 1994, the comparative salary data was based on general banking industry compensation information. With respect to Mr. O'Brien, however, the comparative data was focused on the compensation data of the chief executive officers of the Peer Group, whose scope of duties and responsibilities more closely approximate Mr. O'Brien's.

  The Corporation attempts to maintain its base salary structure at the middle of the appropriate competitive marketplace and the positioning of actual salaries will generally be at the middle of an executive officer's salary range. Subject to the approval of the Committee, the level of base pay for the Corporation's next four most highly compensated executive officers within their appropriate salary ranges (whether above or below the middle of the appropriate salary range) is determined on the basis of the Chief Executive Officer's assessment of each executive's performance, experience and other relevant factors, such as demonstrated leadership, job knowledge, management skills, and years of service with the Corporation.

  In December of 1993, based upon the Peer Group comparative compensation data described above and the Committee's assessment of Mr. O'Brien's experience, ability to contribute to the Corporation's long-term success, management skills, and the Corporation's performance in 1993, Mr. O'Brien's 1994 base salary was increased above the level established for him for 1992 and 1993. Mr. O'Brien's 1994 base salary is within the middle third of his current salary range.

  ANNUAL INCENTIVE AWARD

  The Annual Incentive Award Plan ("Incentive Plan") is intended to focus the efforts of executive officers on the attainment of specific annual performance goals which will promote the overall success of the Corporation. The target amount payable to an executive officer as an annual incentive award is, like base salary, a function of the officer's salary grade, expressed as a percentage of base salary; this percentage amount generally increases as the executive officer's salary grade increases. The achievement of target performance goals is intended to result in the payment of above-median annual incentive awards, based on an analysis of comparative compensation data across the domestic banking industry. The Committee continues to believe that this annual incentive system is the most appropriate means by which shareholder and executive officer interests can be linked through annual performance measures that are within the relative control of the executive officers.

  For 1994 incentive awards (as in every other year since the inception of the plan in 1987), the Chief Executive Officer established, subject to Committee approval, minimum, target and maximum performance goal levels for each of three financial measures: earnings per share, which is related to the Corporation's budget or profit plan; return on average assets; and return on average equity. Each of the return on average assets and return on average equity target performance goals required the Corporation to be ranked in the 75th percentile relative to the Peer Group. One-third of the incentive awards was allocated to each of these target performance goal measures. If the Corporation failed to achieve the minimum performance goal level for a measure, the officer was not eligible for any amount of the incentive award allocated to that measure. If the Corporation achieved the minimum performance goal level established by the Committee for a measure, the officer was eligible for 50% of the amount of the incentive award allocated to that measure. If performance goal achievement for a measure was at the target level, the officer was eligible for 100% of the amount of the incentive award allocated to that measure. If performance goal achievement for a measure equaled or exceeded the maximum level established by the Committee, the officer was eligible for 150% of the amount of the incentive award allocated to that measure. The total incentive award payment to be made to an officer was equal to the sum of the amounts payable for each measure. In the Committee's sole discretion (which discretion was delegated by the Committee to the Chief Executive Officer, except with respect to awards made to Messrs. O'Brien, Rohr and Gregg), the amount of an incentive award payment may be decreased or eliminated to reflect individual performance.

  The Committee has confirmed that the minimum performance goal levels for the return on average assets and return on average equity comparative performance measures were not achieved in 1994. Consequently, the amounts shown in the Bonus column on the Summary Compensation Table on page 12 relate solely to the earnings per share performance goal, which was based on the Corporation's financial performance in 1994 relative to its budget for that year. The amounts shown in the Bonus column for Messrs. O'Brien, Rohr and Gregg reflect payments equal to 29.4% of their annual incentive awards, whereas the amounts shown for Messrs. Caldwell and Robbins reflect payments equal to 48.4% of their annual incentive awards. The Committee determined that this higher percentage level was appropriate for Messrs. Caldwell and Robbins because they did not have responsibility for the asset and liability management function and therefore the financial impact of the asset and liability related actions taken in 1994 should not be included when calculating their earnings per share performance goal achievement levels.

  Related to the Incentive Plan is the Special Transitional Incentive Plan ("Transitional Plan"). As reported in the Corporation's previous proxy statements, the Committee adopted the Transitional Plan in connection with the Corporation's reorganization of its operations along functional lines and designed it to accomplish this objective while maintaining the Corporation's financial performance during the reorganization period. In addition to the successful completion of this reorganization (based upon a recommendation by Mr. O'Brien), the Corporation's financial performance was required to equal or exceed each of the target performance goals established by the Committee under the Incentive Plan for 1992, 1993 and 1994 ("Measurement Period") in order for participants to be eligible for awards under the Transitional Plan. If both conditions were met, certain executive officers, including the four named executive officers (but not Mr. O'Brien), would have been eligible to receive, in 1995, awards of shares of incentive stock issued under the 1992 Long-Term Incentive Award Plan having a value not to exceed each executive's aggregate incentive awards under the Incentive Plan for the Measurement Period, plus an amount of cash of approximately 20% of the value of the incentive shares actually granted by the Committee. Since two of the target performance goals were not achieved for 1994, no awards under the Transitional Plan were made. Further, the Committee has terminated the Transitional Plan.

  LONG-TERM INCENTIVE AWARD

  The third primary element of the Corporation's compensation program for executive officers is provided through the 1992 Long-Term Incentive Award Plan ("Long-Term Incentive Plan"). The Long-Term Incentive Plan is intended to focus the efforts of executive officers on performance which will increase the equity value of the Corporation for its shareholders. When making grants in 1994, the Committee confirmed with the Compensation Consultant its view that stock option grants continue to be an effective way to link directly the financial interests of executive officers with those of shareholders.

  Pursuant to the Long-Term Incentive Plan, the Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended ("Code") and nonstatutory stock options to executive officers to purchase shares of Common Stock at an exercise price per share not less than the fair market value of a share on the date of grant. In addition, the Committee may grant stock appreciation rights independently or in tandem with stock option grants; performance units independently or in tandem with nonstatutory stock option grants; and incentive or restricted stock. For 1994, the Committee granted only nonstatutory stock options.

  In past years, a formula-driven approach was used when making annual grants under the Long-Term Incentive Plan. First, an option was valued using the Black-Scholes valuation model, and then a number of options were granted so that the aggregate option value of that year's grant placed the executive officer in approximately the 75th percentile of the banking industry with respect to long-term compensation, based on comparative long-term compensation data of the domestic banking industry. For 1994, however, the number of options granted to optionees, including Mr. O'Brien and the other named executive officers, was not calculated in this manner. The Committee determined that the use of this methodology would significantly and inappropriately increase option grant levels from those of 1993. Due to this potential result, the Committee reviewed with the Compensation Consultant and management the use of alternative methodologies for establishing stock option grant levels, including the use of an index pricing model where base-line grant levels are adjusted upward or downward based upon historic three-year relative total shareholder returns. The Committee recently adopted this model as a basis for stock option grant levels for 1995. For 1994 stock option grants (which action was taken by the Committee before its decision to adopt the index pricing model), the Compensation Consultant recommended that the Committee grant the same number of stock options as was granted in 1993 and advised the Committee that these stock option levels would serve as the appropriate base-line levels were the Committee to adopt the index pricing model for 1995. Consequently, with the exception of Mr. O'Brien, 1994 stock option grant levels are the same as 1993 levels.

  With respect to Mr. O'Brien, the Committee, acting upon information provided by the Compensation Consultant that his stock option grant level was below the competitive standard in the domestic banking industry, increased the number of options awarded to Mr. O'Brien to a level deemed to be consistent with that standard. Although the number of options awarded to Mr. O'Brien in 1994 is higher than the number awarded to him in 1993, the 1994 grant is still significantly below the number which would have been granted using the formula applied in 1993 and previous years.

  TAX POLICY

  As reported last year, Section 162(m) was added to the Code, which disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the four named executive officers in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder approved compensation plans that are performance-based. The Incentive Plan and the Long-Term Incentive Plan were approved by the Corporation's shareholders in 1994 and 1992, respectively, and the Committee intends that awards and grants under those Plans be eligible for this performance-based exception. For 1994, all of the Corporation's compensation expense was intended to be eligible as a federal income tax deduction under the Code. For 1995, the Committee will continue to take whatever actions are necessary to minimize, if not eliminate, the Corporation's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Corporation's executive compensation program.

  SUMMARY

  The Committee remains dedicated to ensuring that the Corporation's compensation program for executive officers is properly designed to attract, motivate, and retain officers who are capable of making significant contributions to the long-term success of the Corporation.

  With the assistance of internal human resources personnel, the Committee will continue to review and evaluate the Corporation's executive compensation program at least annually. When appropriate, the Committee will also continue to consult with independent, nationally recognized compensation consultants, law firms, and accounting firms with respect to the design of the program and its effectiveness in attaining the goals set by the Committee.

                                          MEMBERS OF THE COMMITTEE:


                                         Thomas Marshall (Chairman)
                                         Robert N. Clay
                                         William G. Copeland
                                         Donald I. Moritz
                                         Roderic H. Ross
                                         Thomas J. Usher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Certain directors, nominees and executive officers and/or their associates, including certain members of the Personnel and Compensation Committee and their respective associates, were customers of and had transactions with the Corporation or its subsidiaries during 1994. Transactions which involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

SUMMARY COMPENSATION TABLE*

  The Summary Compensation Table shows, for the Corporation's fiscal years 1992 through 1994, the compensation paid or awarded to Mr. O'Brien, the Corporation's Chairman and Chief Executive Officer, and the Corporation's next four most highly compensated, policy making executive officers; the inclusion of the four executive officers other than Mr. O'Brien in this group was based on salary and bonus earned during 1994. Mr. O'Brien and the other four executive officers are referred to collectively as the Corporation's "named executive officers." For a detailed discussion of the Corporation's executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation, beginning on page 7.

                                     ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                           ---------------------------------------- ---------------------------------------------
                                                                           AWARDS            PAYOUTS
                                                                    --------------------- --------------
                                                                               SECURITIES
                                                                    RESTRICTED UNDERLYING   LONG-TERM      ALL
                                                         OTHER        STOCK     OPTIONS/  INCENTIVE PLAN  OTHER
NAME & PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) ANNUAL COMP($) AWARDS ($)  SARS (#)   PAYOUTS ($)   COMP ($)
- -------------------------  ---- ---------- --------- -------------- ---------- ---------- -------------- --------
                                              (A)         (B)          (C)        (D)                      (E)
THOMAS H. O'BRIEN
 Chairman & CEO            1994  850,000     249,900      2,410          0      120,000          0       149,934
 PNC Bank Corp.            1993  800,000   1,200,000      2,711          0       95,000          0       136,623
                           1992  800,000   1,000,000     11,698          0      108,000          0       129,055
JAMES E. ROHR
 President                 1994  515,000     113,558      3,365          0       65,000          0        93,306
 PNC Bank Corp.            1993  450,000     400,000     11,035          0       65,000          0        85,004
                           1992  400,000     325,000      1,986          0       74,000          0        43,529
WALTER E. GREGG, JR.
 Executive Vice President  1994  375,000      71,663        980          0       44,000          0        60,561
 PNC Bank Corp.            1993  335,000     298,486        822          0       44,000          0        61,179

                           1992  300,000     216,000        882          0       50,000          0        57,966
RICHARD C. CALDWELL
 Executive Vice President  1994  305,000      73,810          0          0       26,500          0        25,450
 PNC Bank Corp.            1993  290,000     195,750          0          0       26,500          0        25,417

                           1992  276,000     165,600          0          0       30,000          0        20,223
BRUCE E. ROBBINS
 Executive Vice President  1994  305,000      73,810      1,002          0       26,500          0        81,245
 PNC Bank Corp.            1993  278,333     187,962        907          0       26,500          0        78,084

                           1992  236,667     142,270      2,048          0       30,000          0        71,393

- ----
  *Footnotes to the Summary Compensation Table are set forth on page 13.

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(a) Bonus amounts shown represent payments made pursuant to the Corporation's Incentive Plan for services performed in the year shown and are based on three measures of the Corporation's financial performance for that year (i.e., return on average assets and return on average equity relative to a banking peer group and earnings per share, which is related to the Corporation's budget or profit plan).

(b) Amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities, or property during 1994 which, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year. Perquisites and other personal benefits which were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the SEC.

(c) None of the named executive officers had any restricted stock holdings as of December 31, 1994.

(d) No stock appreciation rights ("SARs"), performance units, or incentive shares were granted in any of the years shown.

(e) The amount shown for each named executive officer for 1994 includes the dollar value ($9,000) of matching contributions of the Corporation's Common Stock made pursuant to the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan. Also included are 1994 contributions made to the Corporation's Supplemental Incentive Savings Plan, a non-qualified employee benefit defined contribution plan, for Messrs. O'Brien ($42,000), Rohr ($21,900), Gregg ($13,500), Caldwell
    ($9,300), and Robbins ($9,300). Finally, the amounts shown also include the 1994 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. O'Brien ($98,934), Rohr ($62,406), Gregg ($38,061), Caldwell
    ($7,150) and Robbins ($62,945). The net premiums disclosed in the preceding sentence, and included in "All Other Compensation" for 1992 and 1993, represent the full dollar amounts paid by the Corporation for both the term and non-term portions of the Key Executive Equity Plan.

OPTION/SAR GRANTS IN 1994

  This table provides information on stock options/SARs granted to the named executive officers in 1994. Only nonstatutory stock options were granted in 1994 under the Corporation's Long-Term Incentive Plan.

                            INDIVIDUAL GRANTS--1994

                       Number of    % of Total
                       Securities  Options/SARs
                       Underlying   Granted to                              Grant Date
                      Options/SARs  Employees   Exercise or Base Expiration  Present
     Name             Granted (#)    in 1994      Price ($/Sh)      Date    Value ($)
     ----             ------------ ------------ ---------------- ---------- ----------
                           (A)                         (B)                      (C)
THOMAS H. O'BRIEN       120,000        5.67%        21.7500       12/15/04   580,800
JAMES E. ROHR            65,000        3.07%        21.7500       12/15/04   314,600
WALTER E. GREGG, JR.     44,000        2.08%        21.7500       12/15/04   212,960
RICHARD C. CALDWELL      26,500        1.25%        21.7500       12/15/04   128,260
BRUCE E. ROBBINS         26,500        1.25%        21.7500       12/15/04   128,260

- ------
(a) Options were granted on December 15, 1994 and will become exercisable on December 15, 1995.

(b) Exercise price shown equals the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 15, 1994.

(c) The values listed in this column are based upon the Black-Scholes option pricing model. The assumptions used to determine these values are as follows: market price ($21.75), exercise price ($21.75), volatility (.335), risk free rate of return (7.94%), option term (10 years), and dividend yield (6.44%). No attrition adjustment was made in arriving at an option value. All of the assumptions disclosed were used solely for purposes of the Black-Scholes option pricing model and the Corporation in no way intends to provide any predictions or assurances with respect to any of the factors for which assumptions were made. Disclosure of these assumptions is being made solely to comply with the rules of the SEC . The Black-Scholes option pricing model was used only to determine the grant date present values for purposes of this table. For an explanation of the method used to determine the number of options granted, please refer to the section of the Personnel and Compensation Committee Report on Executive Compensation captioned "Long-Term Incentive Award", beginning on page 9.

AGGREGATED OPTION/SAR EXERCISES IN 1994 AND 1994 YEAR-END OPTION/SAR VALUES

  This table provides information concerning exercises of stock options/SARs during 1994 by the named executive officers. The table also shows the number and value of unexercised options/SARs at the end of 1994.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised,
                                 Shares               Options/SARs At 1994      In-the-Money Options/
                              Acquired on   Value         Year-End (#)          SARs at 1994 Year-End
                        Name  Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
                        ----  ------------ -------- ----------- ------------- ----------- -------------
                                                                                (A)(B)         (C)
THOMAS H. O'BRIEN                   0          0      616,000      120,000     $435,394         0
JAMES E. ROHR                       0          0      322,000       65,000      115,590         0
WALTER E. GREGG, JR.                0          0      104,000       44,000            0         0
RICHARD C. CALDWELL                 0          0      123,900       26,500      420,087         0
BRUCE E. ROBBINS                    0          0      169,500       26,500      559,030         0

- ------
(a) An option or SAR is in-the-money if the fair market value of the underlying security exceeds the exercise or base price of the option or SAR.

(b) The dollar values shown were calculated by determining the difference between: (i) the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 30, 1994 (i.e., $21.125) and (ii) the exercise prices of the various exercisable options held by the named executive officer as of December 30, 1994.

(c) The values shown in this column are all zero because the exercise price of the options granted on December 15, 1994, which do not become exercisable until December 15, 1995, is $21.75, while the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 30, 1994 was $21.125. In other words, the options granted on December 15, 1994 were not in-the-money as of December 30, 1994.

PENSION BENEFITS

  The Corporation maintains a non-contributory pension plan ("Pension Plan") for employees which is a defined benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is qualified under
Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund total benefits payable to participants employed by them. The amount of the Corporation's annual contribution to this Plan with respect to a specified participant cannot readily be calculated by the actuaries for the Pension Plan. Benefits under the Pension Plan are based on the average of the highest base salary for five consecutive years during the last ten years of credited service ("final average compensation"), and are subject to limitations imposed by ERISA and the Code.

  Retirement benefits under the Pension Plan are calculated as follows: (i) 1.3% of the final average compensation for each year of credited service up to 25 years, plus (ii) 1% of the final average compensation for each year of credited service over 25, plus (iii) 0.45% of the final average compensation in excess of the participant's social security covered compensation (determined as of the year of retirement) for each year of credited service up to 35 years.

  A supplemental benefit plan applicable to all employees of the Corporation and its subsidiaries provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under ERISA and the Code and the amount provided by the Pension Plan. Under the provisions of two separate but substantially identical supplemental benefit plans, officers who received cash payments in connection with annual incentive awards (or cash bonuses under prior cash compensation plans) are eligible for additional retirement benefits based on the additional payment under the Pension Plan that eligible officers would receive if cash payments made in connection with annual incentive awards were included in determining final average compensation for purposes of calculating such eligible officers' pension benefits.

  The following table sets forth the estimated annual benefits payable upon normal retirement (age 65) pursuant to the provisions of the Pension Plan as supplemented by the various plans described above to persons in the indicated final average compensation and credited years of service classifications.

                Estimated Annual Benefits for Credited Years of Service Indicated
 Final Average  ------------------------------------------------------------------
 Compensation          15          20            25            30            35
 ------------          --          --            --            --            --
  $  300,000       $  77,000 $   102,667    $  128,334    $  149,500    $  170,668
     500,000         129,500     172,667       215,834       251,500       287,168
     700,000         182,000     242,667       303,334       353,500       403,668
     900,000         234,500     312,667       390,834       455,500       520,168
   1,100,000         287,000     382,667       478,334       557,500       636,668
   1,300,000         339,500     452,667       565,834       659,500       753,168
   1,500,000         392,000     522,667       653,334       761,500       869,668
   1,700,000         444,500     592,667       740,834       863,500       986,168
   1,900,000         497,000     662,667       828,334       965,500     1,102,668
   2,100,000         549,500     732,667       915,834     1,067,500     1,219,168
   2,300,000         602,000     802,667     1,003,334     1,169,500     1,335,668
   2,500,000         654,500     872,667     1,090,834     1,271,500     1,452,168
   2,700,000         707,000     942,667     1,178,334     1,373,500     1,568,668

  Amounts reported in the Summary Compensation Table on page 12 under the columns captioned "Annual Compensation--Salary" and "Annual Compensation-- Bonus" would be included in the calculation of final average compensation. The executive officers included in such table have accumulated the following credited years of service: Messrs. O'Brien (32), Rohr (22), Gregg (20), Caldwell (5), and Robbins (22). The estimated annual pension benefits shown above are based on a single life annuity payment method and assume that the benefits are payable beginning at age 65. The normal form of payment for a married person is the joint and survivor annuity, which provides a lower annual pension during the combined lives of the person and his or her spouse. The estimated annual benefits listed in the Pension Plan Table are not subject to any deduction for Social Security benefits or other offset amounts.

                        COMMON STOCK PERFORMANCE GRAPHS

  The first graph set forth below shows the cumulative shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five-year period ended December 31, 1994, as compared with:
(i) an overall stock market index, the S&P 500 Index; and (ii) a peer group index, the S&P Major Regional Bank Index ("S&P Banks"). In addition to the five-year performance graph, which is required by SEC rules, a similar presentation for a ten-year period has been included to provide additional perspective on the Corporation's Common Stock performance. The stock performance graphs assume that $100 was invested on January 1, 1990 and 1985, for the five and ten-year periods respectively, and also show the resultant compound growth rate ("CGR") for each performance period. The yearly points marked on the horizontal axis of each graph correspond to December 31 of that year.

                    CUMULATIVE TOTAL RETURNS FOR FIVE YEARS

                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG PNC, S&P 500 INDEX AND S&P BANK INDEX

Measurement period                               S&P 500             S&P Bank
(Fiscal year Covered)          PNC                Index                Index
- ---------------------        --------            -------             --------
Measurement PT -
12/31/89                     $100                $100                $100
FYE 12/31/90                 $ 55.93             $ 96.89             $ 71.33
FYE 12/31/91                 $127.12             $126.42             $127.61
FYE 12/31/92                 $160.37             $136.05             $162.50
FYE 12/31/93                 $169.69             $149.76             $172.28
FYE 12/31/94                 $129.69             $151.74             $163.06



   ASSUMES $100 INVESTMENT ON JANUARY 1, 1990 TOTAL RETURN=PRICE CHANGE PLUS
                           REINVESTMENT OF DIVIDENDS


                     CUMULATIVE TOTAL RETURNS FOR TEN YEARS


                             [GRAPH APPEARS HERE]
                   COMPARISON OF TEN YEAR CUMULATIVE RETURN
                 AMONG PNC, S&P 500 INDEX AND S&P BANK INDEX

Measurement period                               S&P 500             S&P 500
(Fiscal year Covered)          PNC                Index               Index
- ---------------------        --------            -------             -------
Measurement PT -
12/31/84                     $100                $100                $100
FYE 12/31/85                 $157.99             $131.64             $120.28
FYE 12/31/86                 $192.38             $156.15             $123.68
FYE 12/31/87                 $180.20             $164.24             $ 99.85
FYE 12/31/88                 $200.74             $191.52             $126.57
FYE 12/31/89                 $220.22             $252.20             $154.59
FYE 12/31/90                 $123.17             $244.37             $110.27
FYE 12/31/91                 $279.93             $318.82             $197.27
FYE 12/31/92                 $353.17             $343.11             $251.21
FYE 12/31/93                 $373.69             $377.69             $266.33
FYE 12/31/94                 $285.60             $382.68             $252.07


   ASSUMES $100 INVESTMENT ON JANUARY 1, 1985 TOTAL RETURN=PRICE CHANGE PLUS
                           REINVESTMENT OF DIVIDENDS

                               VOTING PROCEDURES

  Under SEC rules, boxes and a designated blank space are provided on the form of proxy for shareholders who wish to vote for all nominees for director listed in Item 1, withhold authority for all nominees, or withhold authority for designated nominees.

  Pennsylvania law and the Corporation's By-Laws require the presence of a quorum for the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. At a duly organized annual meeting, the Corporation's By-Laws provide that, except as otherwise specified in the Corporation's Articles of Incorporation or provided by law, each matter shall be decided by a majority of the votes entitled to be cast on such matters by the shareholders present at the meeting in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on Item 1, the election of directors.

  Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision.

  With respect to Item 1, the seventeen nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, shall be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

  Under the rules of the New York Stock Exchange, "routine" items are those upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. In the event, however, that a non-routine item should come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker "non-votes" would not be treated as being present at the meeting and therefore would not be considered in the calculation of the majority of the votes entitled to be cast.

  The Corporation has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to the Corporation, its directors, officers or employees except: (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Corporation has confirmed with its independent vote tabulator and Judge of Election that its procedures will be consistent with the foregoing policy.

                              INDEPENDENT AUDITORS

  At its meeting on February 16, 1995, the Board of Directors approved the recommendation of the Audit Committee for the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Corporation for 1995.

  Ernst & Young LLP performed audit services for the Corporation during 1994 which included an audit of annual consolidated financial statements, interim reviews of quarterly financial statements, review and consultation connected with filings with the SEC, internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                               LEGAL PROCEEDINGS

  Four purported class action lawsuits have been filed in the United States District Court for the Western District of Pennsylvania against the Corporation alleging disclosure violations of federal securities laws and seeking, among other things, unquantified damages on behalf of purchasers of the Corporation's securities during specified portions of 1994. Three of the lawsuits also name as a defendant Mr. O'Brien, the Corporation's Chairman and Chief Executive Officer, and one also names another executive officer of the Corporation. Management believes there are meritorious defenses to these lawsuits and intends to defend them vigorously. Management believes that the final disposition of these lawsuits will not be material to the Corporation's financial position.

                                CERTAIN REPORTS

  Section 16(a) of the Act requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such persons), to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. During 1994, to the best of the Corporation's knowledge, all required reports were filed on a timely basis with the following exceptions. First, three transactions involving the spouse of Walter L. West, a retired executive officer of the Corporation, as a participant in the Corporation's Employee Stock Purchase Plan were reported by means of an amendment to an SEC Form 5 ("Annual Statement of Changes in Beneficial Ownership") which was timely filed with respect to the Corporation's 1993 fiscal year; one of those transactions should have been reported on a Form 5 with respect to the Corporation's 1992 fiscal year. Second, one transaction during 1994 relating to the transfer of shares of the Corporation's Common Stock by Vincent A. Sarni, one of the Corporation's directors, was reported for him on a timely filed SEC Form 5, rather than on the required SEC Form 4 ("Statement of Changes in Beneficial Ownership"). In making these statements, the Corporation has relied on the written representations of its directors and two of its former executive officers and copies of the reports provided to the Corporation.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Shareholders may submit proposals to be considered for shareholder action at the 1996 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary of the Corporation no later than November 21, 1995 in order to be considered for inclusion in the Corporation's 1996 proxy materials.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                            By Order of the Board of
                                            Directors,

                                            /s/ William F. Strome

                                            William F. Strome
                                            Corporate Secretary

                                PNC BANK CORP.
         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT
                      THE ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 25,1995--11:00 AM
                     PLACE: ONE PNC PLAZA, PITTSBURGH, PA

Thomas H. O'Brien, Walter E. Gregg, Jr. and William F. Strome, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the shareholder named on the reverse side hereof ("shareholder") at the annual meeting of shareholders of PNC Bank Corp. to be held on April 25, 1995, or at any adjournment thereof, and to vote, as indicated on the reverse side hereof, the number of shares of Common Stock and/or Preferred Stock which the shareholder would be entitled to vote if personally present at said meeting. The above named individuals, and each of them with full power to act alone, are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

THIS PROXY MAY BE REVOKED BY GIVING THE SECRETARY OF THE MEETING WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY DATED PROXY AT ANY TIME BEFORE THE VOTING OF THE SHARES REPRESENTED BY THIS PROXY, OR BY CASTING A BALLOT AT THE MEETING.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- ------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                               [X] PLEASE MARK
                                                                    YOUR VOTE
                                                                     AS THIS
             ----------------  ----------------------------
             COMMON/PREFERRED  DIVIDEND REINVESTMENT SHARES

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1. ALL SHARES WILL BE VOTED AS INSTRUCTED BELOW. IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, ALL SHARES WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1.

                                                             FOR ALL  WITHHELD
                                                             NOMINEES  FOR ALL
  ITEM 1--Election of Directors: Ms. Green and Messrs. Clay,    [_]      [_]
  Copeland, Davidson, Grefenstette, McClelland, Marshall,
  Moritz, O'Brien, Randolph, Rohr, Ross, Sarni, Simmons,
  Usher, Washington and Wehmeier (or any substitute nominee in case of unavailability).

[_] FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:

- -----------------------------------------------------
(Write nominee name(s) in the space provided above to withhold authority.)


      WILL ATTEND MEETING          [_]

    COMMENTS/ADDRESS CHANGE
PLEASE MARK THIS BOX IF YOU HAVE   [_]
WRITTEN COMMENTS/ADDRESS CHANGE
      ON THE REVERSE SIDE.



SIGNATURE(S) -------------------------------------------------  DATE: ----------

  PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING ON BEHALF OF A CORPORATION OR PARTNERSHIP OR AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                                 PNC BANK CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 25, 1995--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

                                INSTRUCTION CARD

To: PNC Bank, N.A., Trustee of the non-ESOP portion of the PNC Bank Corp. Incentive Savings Plan and PNC Bank, Ohio, N.A., Trustee of the ESOP portion of the PNC Bank Corp. Incentive Savings Plan.

The signatory on the reverse side hereof, a Participant having Common Stock and/or Preferred Stock of PNC Bank Corp. credited to my account, does hereby direct each Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 25, 1995, or any adjournment thereof, as indicated.


                  THIS CARD IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- ------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                             [X]  PLEASE MARK
                                                                   YOUR VOTE
                                                                     AS THIS
              ----------------
              COMMON/PREFERRED

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1. ALL FULL AND PARTIAL SHARES OF STOCK CREDITED TO YOUR PLAN ACCOUNT WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF A DIRECTION TO THE CONTRARY, ALL SHARES (INCLUDING UNALLOCATED SHARES) WILL BE VOTED IN THE MANNER REQUIRED OR PERMITTED BY THE GOVERNING PLAN DOCUMENTS.

                                                           FOR ALL  WITHHELD
                                                           NOMINEES  FOR ALL
ITEM 1--Election of Directors: Ms. Green and Messrs. Clay,   [_]       [_]
Copeland, Davidson, Grefenstette, McClelland, Marshall,
Moritz, O'Brien, Randolph, Rohr, Ross, Sarni, Simmons,
Usher,Washington and Wehmeier (or any substitute nominee in case of navailability).

[_] FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:

- -----------------------------------------------------
(Write nominee name(s) in the space provided above to withhold authority.)


         WILL ATTEND               [_]
           MEETING

    COMMENTS/ADDRESS CHANGE        [_]
PLEASE MARK THIS BOX IF YOU HAVE
WRITTEN COMMENTS/ADDRESS CHANGE
     ON THE REVERSE SIDE.


SIGNATURE -------------------------------------------------   DATE ------------

                       FOLD AND DETACH PROXY CARD HERE
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING





                               ADMISSION TICKET

                                 PNC BANK CORP.

                      1995 ANNUAL MEETING OF SHAREHOLDERS

                            TUESDAY, APRIL 25, 1995
                                   11:00 AM
                          ONE PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA

  PLEASE ADMIT                                              NON-TRANSFERABLE

                        FOLD AND DETACH PROXY CARD HERE
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

                               ADMISSION TICKET

                                PNC BANK CORP.

                      1995 ANNUAL MEETING OF SHAREHOLDERS

                            TUESDAY, APRIL 25, 1995
                                   11:00 AM
                          ONE PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA

  PLEASE ADMIT                                              NON-TRANSFERABLE